Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 11, 2005, except for Notes 7 and 17, which are dated March 31, 2005, on the consolidated balance sheets of Cobra Electronics Corporation and its’ subsidiaries, Cobra Electronics Europe Limited and Cobra Electronics Hong Kong Limited, as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in stockholders’ equity, and cash flows of Cobra Electronics Corporation and its’ subsidiaries for the years ended December 31, 2004 and 2003, included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report on Form S-8 in the company’s previously filed Registration Statement Nos. 333-63501, 333-42164, 333-42166 and 333-91078.

/s/    GRANT THORNTON LLP

Chicago, Illinois

March 31, 2005